Exhibit 99.1

Trovagene Strengthens Board of Directors with Appointment of Oncology Development  Veteran Dr. Athena Countouriotis

Dr. Athena Countouriotis joins Trovagene’s Board of Directors, bringing significant experience in oncology clinical development  and orphan indications

SAN DIEGO, CA — September 20, 2017 — Trovagene, Inc. (NASDAQ: TROV), a precision medicine biotechnology company, today announced the expansion and strengthening of its Board of Directors with the appointment of Athena Countouriotis, M.D.

Dr. Countouriotis brings significant experience leading clinical development programs, from preclinical through clinical stages, and approval.  Over the course of her career, she has been involved in multiple clinical programs, with a focus within oncology, both hematologic and solid tumor indications that have supported regulatory approvals in the U.S. and Europe.  Dr. Countouriotis currently serves as Senior Vice President, Chief Medical Officer at Adverum Biotechnologies.  Prior to joining Adverum, she served as Senior Vice President and Chief Medical Officer at Halozyme Therapeutics.  Dr. Countouriotis was Chief Medical Officer at Ambit Biosciences through the initial development of quizartinib, a small molecule FLT3 inhibitor for the treatment of Acute Myeloid Leukemia and ultimate acquisition of the company by Daiichi Sankyo.  Dr. Countouriotis also worked at both Pfizer and Bristol-Meyers Squibb in various roles leading clinical development of oncology focused therapeutics.  She holds a M.D. from Tufts University School of Medicine, completed her pediatric residency at the University of California, Los Angeles, and did additional training at Fred Hutchinson Cancer Research Center in the pediatric hematology-oncology program.

“We are pleased to welcome Dr. Countouriotis to our Board of Directors,” said Bill Welch, Chief Executive Officer of Trovagene. “Dr. Countouriotis has incredible expertise in the clinical development of oncology therapeutics, including multiple compounds in leukemia such as Sprycel, Mylotarg, Bosulif and Quizatinib, which is a FLT3 inhibitor in AML. We look forward to her contributions and guidance as we continue to advance PCM-075 for the treatment of patients with hematologic and solid tumor cancers.”

“It is an exciting time at Trovagene as we embark on moving PCM-075 into the clinic in AML.  This a great time to join the Board of Directors and share my expertise with the company, and I look forward to working with the Trovagene team” added Dr. Countouriotis

About PCM-075

PCM-075 is a highly-selective adenosine triphosphate (ATP) competitive inhibitor of the serine/threonine polo-like-kinase 1 (PLK 1) enzyme, which is over-expressed in multiple hematologic and solid solid tumor cancers.  Studies have shown that inhibition of PLK1 can lead to tumor cell death, including multiple Phase 2 studies in Acute Myeloid Leukemia (AML) where response rates of up to 30% have been observed.  A Phase 1 open-label, dose escalation safety study of PCM-075 has been completed in patients with advanced metastatic solid tumor cancers, and published in Investigational New Drugs. Trovagene plans to initiate a Phase 1b/2 clinical trial with PCM-075 in AML, since it has shown significant advantages over prior PLK1 inhibitors evaluated in this indication, including a higher selectivity, greater potency, oral bioavailability and shorter half-life.  PCM-075 has demonstrated

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synergy in preclinical studies with over 10 chemotherapeutic and target agents used in hematologic and solid tumor cancers, including FLT3 and HDAC inhibitors, taxanes, and cytotoxins.  Trovagene believes the combination of its targeted PLK-1 inhibitor, PCM-075, with other compounds has the potential for improved clinical efficacy in Acute Myeloid Leukemia (AML), Castration-Resistant Prostate Cancer (CRPC), Non-Hodgkin Lymphoma (NHL), Triple Negative Breast Cancer (TNBC) and Adrenocortical Carcinoma (ACC).

About Trovagene, Inc.

Trovagene is a precision medicine biotechnology company developing oncology therapeutics for improved cancer care by leveraging its proprietary Precision Cancer Monitoring® (PCM) technology in tumor genomics.  Trovagene has broad intellectual property and proprietary technology to measure circulating tumor DNA (ctDNA) in urine and blood to identify and quantify clinically actionable markers for predicting response to cancer therapies.  Trovagene offers its PCM technology at its CLIA/CAP — accredited laboratory and plans to continue to vertically integrate its PCM technology with precision cancer therapeutics.  For more information, please visit https://www.trovagene.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, our need for additional financing; our ability to continue as a going concern; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; our ability to develop tests, kits and systems and the success of those products; regulatory, financial and business risks related to our international expansion and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations.  There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful, or that Trovagene’s strategy to design its liquid biopsy tests to report on clinically actionable cancer genes will ultimately be successful or result in better reimbursement outcomes.  Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2016, and other periodic reports filed with the Securities and Exchange Commission.  While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties.  Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.  Forward-looking statements included herein are made as of the date hereof, and Trovagene does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Trovagene Contact:

Vicki Kelemen

VP, Corporate Communications

858-952-7652

vkelemen@trovagene.com